EXHIBIT 21

                  SUBSIDIARIES OF THE REGISTRANT

                          STATE OF      NAME UNDER WHICH
     NAME              INCORPORATION   SUBSIDIARY IS DOING BUSINESS


Dillard Investment Co., Inc.  Delaware  Dillard Investment Company

Construction Developers,
  Incorporated                Arkansas  Construction Developers, Inc.

Cain Sloan, Inc.              Delaware  Dillard's

Joske's Inc.                  Delaware  Dillard's

D. H. Holmes Company,
  Limited                     Louisiana Dillard's

Dillard Travel, Inc.          Arkansas  Dillard Travel

Higbee Associates
(General Partnership)         Delaware  Higbee Associates

The Higbee Company            Delaware  Dillard's

J. B. Ivey & Company          North     Dillard's
                              Carolina

Dillard National Bank         National  Dillard National Bank
                              Banking
                              Association